FIRST AMENDMENT TO
LEASE/SERVICE MODIFICATION

This First Amendment to Lease ("First Amendment") is entered into this 7th day of March 2017 (the "Effective Date"), by and between CPVF II WEST OAK LLC, a Delaware limited liability company ("Landlord") and MIMEDX GROUP, INC., a Florida corporation ("Tenant").

WHEREAS, on or about the 25th day of January, 2013, HUB Properties GA, LLC, a Delaware limited liability company ("HUB Properties") the Original Landlord, and Tenant entered into that one certain Lease (the "Lease") for the real property and improvements located at 1775 W. Oak Commons, Marietta, Georgia (the "West Oak Property"), said improvements consisting of 79,854 square feet, including parking and other facilities located on the real property described on Exhibit A to the Lease; and

WHEREAS, on or about the 21st day of October, 2015, HUB Properties conveyed West Oak Property to CPVF II West Oak, LLC, who assumed all of the obligations of the Original Landlord under the Lease; and

WHEREAS, Landlord and Tenant desire to extend the term of the Lease for an additional period of forty-eight (48) months, from the current expiration date of January 31, 2019, to January 31, 2023, on the terms and conditions set forth below, and to make certain other adjustments to their relative rights and obligations under the Lease, as more particularly set forth below;

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, the Lease is hereby amended and modified as set forth below.

1.     Extension of Term. The term of the Lease is hereby extended for an additional period of forty-eight (48) months (the "First Amended Term"), commencing on February 1, 2019, the "First Amended Commencement Date" and terminating on January 31, 2023 (the "Termination Date").

2.     Annual Fixed Rent. Commencing on February 1, 2017, Tenant agrees to pay the Annual Fixed Rent according to the terms of Section 4 of the Lease, according to the following schedule.

Period	Rate Per Square Foot of Premises Rentable Area Per Annum	Annual Fixed Rent	Monthly Installment
03/01/17 - 04/31/17	$ 9.24	$ 737,850.96	$61,487.58
05/01/17-04/31/18	$ 9.75	$ 778,576.50	$64,881.38
05/01/18-01/31/19	$10.27	$ 820,100.58	$68,341.72
02/01/19-01/31/20	$11.50	$ 918,321.00	$76,526.75
02/01/20- 01/31/21	$11.85	$ 946,269.90	$78,855.83
02/01/21 - 01/31/22	$12.21	$ 975,017.34	$81,251.45
02/01/22-01/31/23	$12.58	$1,004,563.32	$83,713.61

Tenant agrees to timely pay all rent and other sums of money which become due and payable by Tenant to Landlord hereunder (collectively "Rent"), without abatement, demand, offset, deduction or counterclaim, except as provided in the Lease or this First Amendment.

3.    Article 1, Section 1.1 the definitions of "Base Operating Costs" and "Base Taxes" are deleted in their entirety.

4.     The first four paragraphs of Section 4.2.1 are deleted and the following four paragraphs are substituted in place of the deleted four paragraphs:

4.2.1    Real Estate Taxes. In addition to Annual Fixed Rent under Section 4.1 and Operating Cost under Section 4.2.2, as additional rent, Tenant shall pay all Taxes as hereinafter defined in this Section 4.2.1 (the "Real Estate Taxes"). Each year during the term of this Lease (a "Tax Year"), the Landlord shall make and provide a good faith estimate of the Taxes for the upcoming calendar year (the "Estimated Taxes"). Any amounts paid based on such an estimate shall be subject to adjustment as hereinafter provided within one hundred fifty (150) calendar days of the conclusion of each calendar year of the Term, or as soon thereafter as possible. Except as otherwise provided in this Section 4.2.1, Tenant shall pay the Real Estate Taxes to Landlord at least thirty (30) days prior to the date or dates within any year during the term hereof that the same, or any fractional share thereof, shall be due and payable to any governmental authority responsible for collection of same (as stated in a notice to Tenant given at least forty-five (45) days prior to the date or dates any such payment shall be due, which notice shall set forth the manner of computation of any Real Estate Tax).

Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of the Real Estate Taxes, such monthly amounts to be sufficient to provide Landlord by the time Tax payments are due or are to be made by Landlord a sum equal to the Real Estate Taxes, as reasonably estimated by Landlord from time to time on account of Taxes for the then current Tax Year. If the total of such monthly remittances for any Tax Year is greater than the Real Estate Taxes for such Tax Year, Landlord shall credit such overpayment against Tenant's subsequent obligations on account of Taxes (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligations to Landlord); if the total of such remittances is less than the Real Estate Taxes for such Tax Year, Tenant shall pay the difference to Landlord within thirty (30) days after being so notified by Landlord.

If, after Tenant shall have made all payments due to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall pay or credit to Tenant the percentage of the refund (after first deducting any reasonable expenses, including attorneys', consultants' and appraisers' fees, incurred in connection with obtaining any such refund) which equals the percentage of the applicable Tax Year included in the term hereof, provided however, in no event shall Tenant be entitled to receive more than the sum of payments actually made by Tenant on account of Taxes with respect to such Tax Year.

In the event that the term of this Lease shall expire or be terminated during any Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, then the amount of Real Estate Taxes which may be otherwise payable by Tenant as provided in this subsection 4.2.1 shall be pro-rated on a daily basis based on a 360 day Tax Year.

5.    The first paragraph of Section 4.2.2 is deleted and the following paragraph is substituted in place of the deleted first paragraph and all reference in Section 4.2.2 to "Operating Cost Excess" is amended to delete the word "Excess" and read "Operating Costs":

4.2.2    Operating Costs. In addition to Annual Fixed Rent under Section 4.1 and Real Estate

Taxes under Section 4.2.1, as Additional Rent, Tenant shall pay all "Operating Expenses" as hereinafter defined in Section 4.2.2 of the Lease. Each year during the term of this Lease (an "Operating Year"), the Landlord shall make and provide a good faith estimate of the Operating Costs for the Building for the upcoming calendar year (the "Estimated Operating Costs"). Any amounts paid based on such an estimate shall be subject to adjustment as hereinafter provided within one hundred fifty (150) calendar days of the conclusion of each calendar year of the Term, or as soon thereafter as possible, Landlord shall furnish to Tenant a statement of actual Operating Costs for such year prepared, allocated and computed in accordance with the then prevailing custom and practices of the real estate industry in the Marietta, Georgia area consistently applied, when actual Operating Costs are available for such calendar year. The estimated Operating Costs for the calendar year 2017 is $9.86 per rentable square feet.

6.    Leasehold Improvements. Tenant acknowledges that Tenant, prior to the execution hereof, has occupied the Premises since May of 2013 and made an independent determination that the Premises and the existing Leasehold Improvements are suitable for Tenant's intended use and Tenant accepts the Leased Premises and existing Leasehold Improvements "AS-IS," and that, subject to the terms of the Lease, the Landlord does not have any further obligation to make any Leasehold Improvements, except the following:

(i)Landlord to resurface and restripe the existing parking lot within a commercially reasonable time but not to exceed six (6) months from the date of this First Amendment, subject to weather delays and delays in obtaining all required government approvals (permitting).

(ii)Landlord at Landlord's expense shall construct an expanded parking area increasing current parking by 57 parking spaces as soon as commercially possible, but not to exceed six (6) months from the date of this First Amendment, subject to weather delays or delays obtaining all required governmental approval (permitting).

7.     Brokers. Tenant represents and warrants that Tenant has dealt with Jones Lang LaSalle and Avison Young as Tenant's broker in connection with this First Amendment and that, insofar as Landlord and Tenant know, no other broker(s) negotiated this First Amendment or is entitled to any commission in connection herewith. Tenant shall indemnify and hold harmless Landlord from and against all claims (and costs of defending and investigating such claims) of any other broker(s) or similar parties claiming under Tenant in connection with this First Amendment. Landlord has contracted separately with Jones Lang LaSalle for the payment of a commission on this transaction.

8.    Security Deposit. Landlord and Tenant stipulate and agree that pursuant to the terms of the Lease, Tenant provided and Landlord is holding the following Letter of Credit as a security deposit, to-wit:

Bank of America, N.A., Irrevocable Standby Letter of Credit No. 68089243 Current Amount: $51,572.37

Bank of America, N.A., Irrevocable Standby Letter of Credit No. 68095862 Current Amount: $51,572.37

Within a commercially reasonable time after the date of this First Amendment, not to exceed thirty (30) calendar days, Landlord shall return Letter of Credit #68089243 to Tenant and execute such documents as Bank of America shall reasonably require to release Landlord's interest in such Letter of Credit.

9.    Option to Renew. Tenant is hereby granted an option to renew the Lease for one
(1) renewal term of five (5) years commencing upon the expiration of the First Amended Term by giving Landlord written notice thereof of at least nine (9) months but not more than twelve (12) months prior to the expiration of the First Amended Term. All other terms of Section 2.3 of the Lease shall apply.

10.    Notice. Section 10.1 of the Lease is deleted and the following Section 10.1 is substituted in place of the deleted Section 10.1.

10.1. Notice. Except as otherwise provided herein or as permitted or directed by law, any statement, notice, or other communication that Landlord or Tenant may desire or be required to give to the other shall be (i) hand delivered, (ii) sent by a reputable, national overnight courier service, or (iii) sent by registered or certified mail, return receipt requested. Notices shall be addressed at the address(es) set forth below or at such other addresses(es) as the other party shall designate from time to time by prior written notice. Notices shall be deemed to be given on the earlier of (i) when hand delivered, (ii) on the first business day after being deposited with an overnight courier, (iii) on the third (3rd) business day after being prepared in the manner provided above and deposited in the mail, or (iv) upon refusal of receipt by the recipient or inability to make delivery due to a change of address by the intended recipient without written notice as required herein. Notices may be given on behalf of a party hereto by counsel representing such party. Notice to parties other than the named Tenant and Landlord now or hereafter designated by a party as entitled to notice, are for convenience only and are not required for notice to a party to be effective in accordance with this section.

Landlord's Address:    CPVF II West Oak LLC
c/o CapRidge Partners LLC
823 Congress Avenue, Suite 1111
Austin, Texas 78701 Attn: Kevin Black

Tenant's Address:    MiMedx Group, Inc.
1775 West Oak Commons Marietta, Georgia 30062 Attn: General Counsel

11.    Governing Law, Recording and Exhibits. The Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located. Tenant shall not record the Lease or any memorandum of the Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of the Lease. Notwithstanding the foregoing, the parties acknowledge and agree that Tenant, in its sole discretion, may publicly disclose and file this First Amendment with the Securities & Exchange Commission ("SEC"), as may be required by rules and regulations promulgated by the SEC. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord. All exhibits and attachments attached to this Lease are incorporated herein by this reference.

12.    Determination of Charges. Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions set forth in the Lease for determining rent and other charges and amounts payable by Tenant are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges.

13.    Patriot Act. Tenant represents and warrants to Landlord that Tenant is not, and shall not become prior to or during the Term, a person or entity with whom Landlord is restricted from doing business under applicable laws relating to national security (such as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, commonly known as the "USA Patriot Act") and executive orders and regulations relating to such applicable laws. Tenant agrees to take all reasonable measures in order to assure the continued validity of its representation and warranty in this Section 12: moreover, Tenant will provide reasonable further assurances and information to Landlord if and to the extent required by such applicable laws.

14.    Subordination Non-Disturbance and Attornment Agreement (SNDA)._ Tenant and Landlord acknowledge that the Tenant, and Landlord's Lender, with Landlord's consent, have entered into a SNDA dated October 21, 2015, a copy of which is attached hereto as Exhibit A - First Amendment. Landlord and Tenant acknowledge that as of the date hereof, and as of the Effective Date, the SNDA remains in full force and effect, according to the terms thereof and is hereby ratified and affirmed.

15.    Lease Ratification. Tenant and Landlord both acknowledge and agree that as of the date hereof: (i) Landlord has no obligation to make or complete any alterations or improvements or provide any allowances to Tenant for any alterations or improvements in or to The West Oak Property, except as expressly set forth herein, (ii) to the current actual knowledge of Tenant and Landlord, neither Landlord nor Tenant is in default under any of the terms, conditions or covenants of the Lease and, to the current actual knowledge of Tenant and Landlord, there has occurred no event, nor does there exist any condition or circumstance, which, with the giving of notice or the passage of time, or both, would constitute a default of either Landlord or Tenant under the Lease, (iii) to the current actual knowledge of Tenant and Landlord, Tenant has no defenses, offsets or credits against the payment of Rent or any other sums due or to become due under the Lease or against the performance of any other of Tenant's obligations under the Lease, (iv) to the current actual knowledge of Tenant and Landlord, Tenant is not delinquent in any rental payments under the Lease and there is no accrued and unpaid rent payable under the Lease, and (vi) Landlord and Tenant do hereby ratify and affirm all the remaining terms and conditions of the Lease and that such remaining terms are in full force and effect.

16.    Miscellaneous.

(a)This First Amendment, in conjunction with the Lease (including its various exhibits), embodies the entire agreement between Tenant and Landlord. Except as expressly amended hereby, all other provisions of the Lease remain unchanged and continue to be in full force and effect. Any and all of the provisions of the Lease are hereby amended and modified where necessary, and even though not specifically addressed herein, so as to conform to the amendments and modifications set forth in this First Amendment. The terms of this First Amendment will control over any conflict with the terms of the Lease.
(b)The submission of this First Amendment to Tenant shall not be construed as an offer, nor shall Tenant have any rights under this First Amendment, unless Landlord executes a copy of this First Amendment and delivers it to Tenant.

(c)This First Amendment may be executed in multiple counterparts, and each counterpart when fully executed and delivered will constitute an original instrument, and all such multiple counterparts will constitute but one and the same instrument.

(d)This First Amendment will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

IN WITNESS WHEREOF, Tenant and Landlord have executed this instrument as of the date first above and effective March 7, 2017.

LANDLORD:

CPVFII WEST OAK LLC,
a Delaware limited liability company

By: /s/ Kevin Black
Kevin Black, President

TENANT:

MIMEDX GROUP, INC., a Florida corporation

By: /s/ William Taylor
William Taylor, President & Chief Operating Officer